Exhibit 99.2

Fifth Era Acquisition Corp I Completes $230,000,000 Initial Public Offering

Each Unit Includes One Class A Ordinary Share and
One Share Right to Receive 1/10th of a Class A Ordinary Share

New York, NY, March 03, 2025 (GLOBE NEWSWIRE) -- Fifth Era Acquisition Corp. I (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, at a price of $10.00 per unit, resulting in gross proceeds of $230,000,000. The units began trading on the Nasdaq Global Market (“Nasdaq”) on February 28, 2025 under the ticker symbol “FERAU.” Each unit consists of one Class A ordinary share and one right (the “Share Right”) to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination. An amount equal to $10.00 per unit was deposited into a trust account upon the closing of the offering. Once the securities constituting the units begin separate trading, the Class A ordinary shares and Share Rights are expected to be listed on Nasdaq under the symbols “FERA” and “FERAR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution but will focus on technology enabled businesses in a diverse range of areas including internet, enterprise technology, software, including artificial intelligence, fintech and blockchain.

The Company’s management team is led by Mitchell Mechigian, its Chief Executive Officer and Director, Alison Davis, its managing director, Chris Linn, its Chief Financial Officer, and Matthew Le Merle, its Managing Director and Chairman of the Board of Directors (the “Board”). In addition, the Board includes Colin Wiel, Gary Cookhorn, and Rebecca Macieira-Kaufmann.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on February 27, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Fifth Era Acquisition Corp I
Mitchell Mechigian
spac@fifthera.com